EXHIBIT 10 (iii)(v)

                                                            January 19, 2004

Mr. Morten Arntzen
1018 Weed Street
New Canaan, Connecticut 06840

                        Re:   Terms of Employment

Dear Mr. Arntzen:

      This letter, when countersigned by you, will confirm our agreement as to your becoming President and Chief Executive Officer ("CEO") of Overseas Shipholding Group, Inc. (together with its Successors and Assigns as defined in Section 7(d) hereof, the "Company") on January 19, 2004 (the "Effective Date") in accordance with the terms and conditions of this letter (the "Letter Agreement" or "Agreement"). This Letter Agreement shall be effective upon it being executed by the parties.

1. Title and Position. You will serve as President and CEO of the Company and, as such, have the duties and responsibilities commensurate with the position at public companies of similar size and ownership. In addition, you will be appointed to the Company's Board of Directors (the "Board") at, or prior to, the next meeting of the Board. You will report to the Board. While you are employed by the Company, you will (a) devote substantially all of your business time and reasonable best efforts to the performance of your duties and (b) discharge your duties diligently, faithfully and in what you believe in your good faith judgment is the best interests of the Company. Notwithstanding the obligation to devote substantially all of your business time to the performance of our duties, you may manage your personal and family passive investments, be involved in charitable activities (including serving on their boards) and, with the prior consent of the Board, serve on other for profit boards, provided that such activities in the aggregate do not materially interfere with the performance of your duties or breach your fiduciary duty to the Company. The Board has agreed that you may continue to serve on the board of directors of Chiquita Brands International, Inc., subject to the limitations set forth in the prior sentence.

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2.    Employment. Your employment is at will employment and as such may be terminated by you or the Company at any time for any reason or no reason, provided that, in the event of your voluntary termination of employment without Good Reason (as defined in Exhibit A) prior to January 19, 2007, you shall give the Company thirty (30) days' prior written notice.

3.    Compensation.

            (a) Base Salary. As compensation for your services, the Company will pay you a base salary at the rate of $750,000 per year, in accordance with the usual payroll practices of the Company (as increased from time to time, the "Base Salary"). Your Base Salary will be subject to annual review for increase (but may not be decreased) and is subject to merit increases as determined by the Board.

            (b) Bonus Payments. Bonuses will be paid to you in accordance with the Company's applicable bonus plans, policies and procedures as in effect from time to time. For fiscal year 2004, you will receive a minimum guaranteed cash bonus of 50% of your Base Salary (i.e. $375,000), to be paid in accordance with the Company's usual practices, provided that you are employed by the Company on December 31, 2004. Notwithstanding the foregoing, in the event of your death or Disability termination (as defined in Section 5(b) herein) prior to December 31, 2004, you or your beneficiary will receive the applicable pro rata portion of the minimum guaranteed bonus described in the foregoing sentence, based on the product of
                  (x) a fraction the numerator of which is the number of days in 2004 you are employed by the Company prior to your death or Disability termination and the denominator of which is 365 and
                  (y) the minimum guaranteed bonus (the "Pro Rata Guaranteed Bonus").

4.    Benefits and Business Expenses.

            (a) Benefits. While you are employed by the Company, you will be entitled to participate, to the extent eligible under the standard eligibility provisions of such plans, in all benefit plans and programs (including, without limitation, the Company's vacation policy and the Basic Supplemental Executive Retirement Plan (the "Basic SERP")), in accordance with the terms thereof in effect from time to time as generally applicable to senior executives. There is no guarantee that any plan or program (including the Basic SERP) shall continue indefinitely. For clarity, you recognize that you will not necessarily be eligible to participate in the Supplemental Executive Retirement Plan Plus or any other benefit plan specifically designed for special situations or arrangements.

            (b) Initial Stock Option Grant. On the Effective Date, you will be granted options to acquire 100,000 shares of common stock of the Company (the "Options"). The Options will be non-qualified stock options

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                  granted under, and governed by, the Company's 1998 Stock
                  Option Plan (the "Option Plan") and the associated Option Agreement (in the form attached hereto as Exhibit B). The Options will have an exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Company's Stock on the Effective Date. The Options will vest and become exercisable in three (3) equal tranches on the day prior to each of the first, second and third anniversaries of the Effective Date provided that you are employed by the Company on each such vesting date, subject to earlier vesting in certain situations, as provided herein, in the Option Agreement or in the Option Plan. The Options will have a ten
                  (10) year term, subject to earlier termination in accordance with this Letter Agreement, the Option Plan and the Option Agreement. The Options will vest upon a Change of Control (as defined in the Change of Control Agreement attached hereto as Exhibit D) unless Section 8.1(b) of the Option Plan as in effect as of the Effective Date (utilizing the definition of Change of Control set forth in the Change of Control Agreement) applies. In the event Section 8.1(b) applies, "Options" shall also include any "Alternative Option" as defined in the Option Plan.

            (c) Initial Restricted Stock Grant. As a material inducement to you to agree to the terms of this Letter Agreement and become the Company's CEO, you will be granted on the Effective Date 50,000 shares of restricted stock of the Company (the "Restricted Stock"). The Restricted Stock will be governed by the Restricted Stock Agreement (in the form attached hereto as Exhibit C). Except as otherwise provided herein or in the Restricted Stock Agreement, restrictions on the Restricted Stock will lapse with respect to one fourth of the shares on the day before each of the next four (4) anniversaries of the Effective Date provided you are employed by the Company on each such date. When Restricted Stock vests, the certification for such vested stock will be delivered to you with only such legends as may be required by law or in the Company's good faith implementation of legal requirements. In the event you vest in any Restricted Stock prior to January 18, 2005, the Company shall use reasonable business efforts to register the vested Restricted Stock for resale by you by promptly filing a Form S-8 with a resale prospectus with regard to the vested Restricted Stock, provided that (i) at any time after January 19, 2005 the Company shall have the right to amend such Form S-8 to remove the resale prospectus, and (ii) that you shall not sell any securities relying on such resale prospectus if the Company has notified you in writing that because of non-public developments such resale prospectus may not be utilized (but the Company shall promptly notify you in writing when such limitation no longer applies), and (iii) the foregoing shall not relieve you of any obligations you may have under the securities laws with regard to insider trading.

            (d) Future Grants. You will be entitled to future equity grants as determined by the Board, or the applicable Committee thereof, and they shall be subject to such terms as provided in the applicable grant.

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            (e)   Perquisites. You will be entitled to perquisites consistent with Company practices as in effect from time to time.

            (f) Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies, in connection with the performance of your duties hereunder.

            (g) Disability Policy. Upon presentation of appropriate documentation, the Company will pay the premiums for the Mass Mutual disability insurance policy number 8370383 and the Boston Mutual disability insurance policy number 5070-0012 maintained by you, in an amount up to $11,000 per annum. The foregoing shall not limit your participation in the Company's disability programs, except to the extent required by the underwriters thereof.

            (h) Legal Fees. Upon presentation of appropriate documentation (including time sheets), the Company shall pay reasonable legal fees (at your counsel's lowest standard rate for each lawyer involved), and expenses incurred in connection with the negotiation and execution of this Letter Agreement, but not in excess of $25,000.

            (i) Indemnification and Directors and Officers Liability Insurance. You shall be indemnified and be covered by officers' and directors' liability insurance to the same extent that the Company covers the directors of the Company (subject to any legal or indemnity limitations). Such indemnification and coverage shall continue after the Employment Term with regard to actions or inactions during the Employment Term while liability exists to the same extent that directors are covered.

5.    Consequences of Termination.

            (a) Death. If your employment with the Company terminates as a result of your death, the Company will pay or provide to your spouse or estate, as applicable, (i) any Base Salary earned but not yet paid as of the date of termination, (ii) any accrued vacation pay payable pursuant to the Company's policies, (iii) any documented unreimbursed business expenses,
                  (iv) any earned bonus for any prior completed fiscal year earned in accordance with, and to the extent provided under, the terms of the applicable plan or program but not yet paid, and (v) any amounts, benefits or rights you are due or entitled to pursuant to the terms of any plan, policy, program or arrangement of the Company applicable to you or any other written agreement with the Company, including any equity grant in accordance therewith (collectively the "Accrued Amounts"). You will also, if applicable, receive the Pro Rata Guaranteed Bonus. You will not be entitled to any other amounts, except rights with regard to indemnification and directors' and officers' liability insurance.

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            (b)   Disability. If your employment with the Company terminates as a result of your Disability, the Company will pay you the Accrued Amounts and the Pro Rata Guaranteed Bonus, if applicable. You will not be entitled to any other amounts, except rights with regard to indemnification and directors' and officers' liability insurance and as provided in the last sentence hereof. For purposes of this Letter Agreement, Disability means your failure (on an actual basis) or inability (on a projected basis (including any prior actual absence period) as determined by a physician selected by the Board in good faith and reasonably acceptable to you) to respectively, have performed or be able to perform your material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty
                  (180) days during a three hundred sixty-five (365) day period. In the event such termination is on a projected basis, your actual termination date shall be at the earliest of your actually satisfying the above actual absence requirement, your qualifying to commence receiving disability benefits under any Company paid for or sponsored long-term disability program, your death or six (6) months after such termination determination, but in such interim you shall be entitled to your compensation hereunder, but shall not have any offices, any responsibilities, duties or authority or any right to terminate for Good Reason.

            (c) Without Cause or For Good Reason. If the Company terminates your employment without Cause (as defined in Exhibit A) or you terminate your employment for Good Reason, you will receive your Accrued Amounts and, provided such termination is prior to January 19, 2007, subject to your execution of a waiver and general release in the form attached hereto as Exhibit E (with such changes as may be required to make the waiver and release voluntary and binding on you in accordance with applicable law) within the later of ninety (90) days after such termination or twenty-one (21) days after the waiver and general release is provided to you, the Company agrees (i) to pay you at the same time as such amounts would be paid to you had you remained employed by the Company an amount equal to your proper monthly Base Salary (as defined herein) in effect on the date immediately prior to your termination for a period of twenty-four (24) months, subject to Section 6(m) below,
                  (ii) to accelerate the vesting on the next vesting tranche of the Options described in Section 4(b) above so that they become immediately vested (with all other unvested Options forfeited) and to permit your vested Options to remain exercisable for a period of one (1) year (but not beyond the original ten (10) year term) following your termination of employment without Cause or for Good Reason, subject to earlier termination in accordance with the terms of the Option Plan unrelated to termination of employment, provided that no portion of the Option that vests upon such termination may be exercised by you prior to delivery of the aforesaid waiver and general release and expiration of the revocation period with regard thereto, (iii) to accelerate the lapse of restrictions on the next vesting tranche of the Restricted Stock described in Section

                  4(c) above so that they immediately vest (with all other unvested Restricted Stock forfeited), and (iv) to provide for the benefit of you and your eligible dependents for a period ending at the earliest of (A) you or your eligible dependents (as applicable) ceasing to be eligible under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (B) eighteen (18) months following your termination of employment with the Company, and (C) the date of your permitted entry to any future employer's health coverage plan upon or following your commencement of other substantially full-time employment or the equivalent (such period to be counted against the COBRA continuation coverage period), at the Company's expense (subject to you paying the same portion of premiums you paid as an active employee), continued coverage under the Company health plans in which you and your eligible dependents participate immediately prior to the date your employment terminates. Notwithstanding the foregoing, if the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time during the two (2) year period following a Change of Control (as defined in the Change of Control Agreement attached hereto as Exhibit D) or in the event of your Anticipatory Termination (as defined in the Change of Control Agreement) within one hundred and twenty
                  (120) days prior to a Change of Control, (i) the Company shall pay you such amounts and provide you with such benefits as provided in the Change of Control Agreement attached hereto as Exhibit D if it is then in effect (or, if not, any replacement change of control agreement then in effect) in lieu of Sections 5(c)(i) and 5(c)(iv), (ii) in lieu of Section 5(c)(ii), to the extent not vested upon a Change of Control, the vesting of all of the Options described in Section 4(b) above will accelerate and your vested Options will remain exercisable for a period ending on the later of ninety (90) days following your termination of employment or the Change of Control (but not beyond the original ten (10) year term), subject to earlier termination in accordance with the terms of the Option Plan unrelated to termination of employment, (iii) in lieu of Section 5(c)(iii), the lapsing of restrictions on all of the Restricted Stock described in Section 4(c) above will accelerate to the date of such termination, and (iv) any release requirement shall only be as required pursuant to the change of control agreement then in effect and shall not apply to the treatment of the Options and Restricted Stock. You will not be entitled to any other amounts, except with regard to indemnification and directors' and officers' liability insurance.

            (d) For Cause. If the Company terminates your employment for Cause, the Company will pay you the Accrued Amounts other than any unpaid bonus and you shall not be entitled to any other amount, except with regard to indemnification and directors' and officers' liability insurance.

            (e) Voluntary Resignation Without Good Reason. If your employment terminates as a result of your voluntary resignation without Good

                  Reason, the Company will pay you the Accrued Amounts (including the minimum guaranteed bonus under Section 3(b), to the extent unpaid, if your termination of employment is on or after January 1, 2005). You shall not be entitled to any other amounts, except with regard to indemnification and directors' and officers' liability insurance.

            (f) No Mitigation. Following your termination of employment, you shall be under no obligation to seek other employment and, except as provided under Section 6(m), there shall be no setoff against any amounts due you hereunder on account of remuneration attributable to any subsequent employment that you may obtain or, on other than a Cause termination, on account of any claim the Company or any affiliate may have against you.

            (g) Resignation as a Director. Upon any termination of your employment, you agree to promptly resign in a writing delivered to the Company as an officer and director of the Company and any affiliate and from any other fiduciary position with the foregoing.

6.    Confidential Information, Non-Competition and Non-Solicitation.

            (a) You acknowledge that as a result of your employment by the Company, you will obtain confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if you should use such confidential information or take advantage of such relationship (other than in the good faith performance of your duties during the Employment Term) and that because of the nature of the information that will be known to you and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein. For purposes of this Letter Agreement, an affiliate of any entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, such other entity.

            (b) You acknowledge that the retention of the customers of the Company and its affiliates is important to the businesses of the Company and its affiliates and that you will create relationships with such customers as a result of being an executive of the Company, and, therefore, it is necessary for the Company and its affiliates to be protected from your Solicitation of such customers as set forth below.

            (c) You acknowledge that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that you will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from your Solicitation of such employees as set forth below.

            (d) You acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

            (e) While you are employed by the Company and for one (1) year after your termination of employment, you will not engage in Solicitation (other than in the good faith performance of your duties during the Employment Term) and will not enter into Competition with the Company or its affiliates.

            (f) Competition means: participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of your employment ("Competitor"), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) working as an investment banker or financial consultant (other than as "disguised" employment for any Competitor), (iii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iv) any activity engaged in with the prior written approval of the Board. A business shall be deemed to be a Material Business of the Company if it generated more than 5% of the Company's revenues in the fiscal year ending prior to termination of your employment or is projected to generate more than 5% of the Company's revenues in the fiscal year of termination of your employment.

            (g)   Solicitation means: (i) with regard to Section 6(c) and
                  Section 6(e), the recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates, or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and was not terminated by the Company without "cause" after the end of your employment, provided, however, that solicitation will not include (1) any of the foregoing activities engaged in with the prior written approval of the Board, (2) serving as a reference for a current or former employee of the Company or its affiliates if such employee has no relationship to any entity by which you are employed or are otherwise being compensated or retained at the time the reference is given (including as a likely prospective employer or retainer), or (3) the hiring of a current or former non-clerical employee of the Company or its affiliates by an entity by which you are employed, compensated or retained if you are in no way involved with such hire, or the identification of the person to be hired, and you give no endorsement or reference with regard to such hire; or (ii) with regard to Section 6(b) and Section 6(e), the soliciting, enticing or inducing, of any customer of the Company or an affiliate (which shall mean any person, firm or corporation which has done actual business with the Company prior to termination of your employment and within the one (1) year period immediately prior to the date of your action or was in active discussions with the Company during such period about such business and such discussions have not been terminated) to become a client or customer of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or to otherwise cease doing business with the Company or its affiliates or reduce the amount of business it does with the Company or its affiliates, and you will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person.

            (h) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 6 is declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity will not affect the remaining provisions of this Section which will remain in full force and effect.

            (i) During and after the Employment Term (other than in the good faith performance of your duties during the Employment Term), you will hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information (which you know or should know is confidential) of customers of the Company and its affiliates,
                  (i) obtained by you during your employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry ("Confidential Information"). For this purpose, Confidential Information shall not include the names, telephone numbers and addresses of customers and other persons that would otherwise be obtained from public records. Other than in the good faith performance of your duties, you will not, without prior written consent of the Company, unless compelled or required pursuant to the order of a court or by action by a governmental, legislative, administrative or other legal body having actual or apparent jurisdiction over such matter, communicate or divulge any Confidential Information other than the Company and those designated by it. In the event you are compelled by order of a court or by action of a governmental, legislative, administrative or legal body to communicate or divulge any Confidential Information to anyone other than the foregoing, you will promptly notify the Company of any such order and you will cooperate to the best of your ability with the Company in protecting such information to the extent possible under applicable law. Nothing herein shall prevent you from disclosing any Confidential Information in connection with enforcing your rights under this Letter Agreement or under any plan, policy, program or arrangement of, or any other agreement with, the Company, or its affiliates, to an arbitrator in an arbitration as provided for in Section 7(g) hereof.

            (j) Upon termination of your employment with the Company and its affiliates, or at any time as the Company may request, you will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, you or a third party and including Board related matters) relating to the Company, an affiliate or any of their businesses or property which you may possess or have under your direction or control other than (a) your personal items, such as photographs, personal and non-business related correspondence, personal and non-business related diaries or calendars, and phone books of a purely non-business nature, (b) copies, but not originals, of names, addresses and phone numbers from personal rolodexes and phone books which includes business contacts, (c) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between you and the Company with regard to your employment, benefits or severance or (d) copies, but not originals, of expense reimbursement information which you reasonably believe may be needed for your personal tax purposes. In the event of any litigation or investigation (including by a regulatory or governmental body) thereafter related to Board actions or inactions, upon your reasonable request and subject to satisfactory confidentiality agreements and protection of privilege, the Company shall make available to you copies of relevant Board minutes (including of any committee of the Board of which you were a member).

            (k) During the Employment Term and thereafter, you will not criticize or disparage the Company or its affiliates or their officers, directors, employees, services or products. The Company agrees that it will use reasonable business efforts to cause its senior officers and directors, while related to the Company, not to disparage you after you are no longer employed by the Company. The foregoing limitations shall not be violated by statements or actions (i) while you are employed, in the performance of your duties or otherwise in meetings with the Board or

                  Board members, (ii) in truthful testimony in response to legal process or regulatory inquiry, or (iii) after employment while in a competitive situation, so long as not based on your employment with the Company. In addition, a party shall not be deemed to be criticizing or disparaging by merely denying or correcting the accuracy of a public statement or report.

            (l) In the event of a breach or potential breach of this Section 6, you acknowledge that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates will be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 6 enforced. It is hereby acknowledged that the provisions of this Section 6 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 6 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees. The foregoing shall apply to affiliates only to the extent your action relates to their Confidential Information or business.

            (m) In the event of a material breach of this Section 6 by you (provided that if you are then employed by the Company, only if such breach would also be Cause), the Company shall provide you with written notice describing the conduct giving rise to such breach and may cease paying you, and shall be relieved of any obligation with regard to, any severance payments pursuant to Section 5(c) due after such breach, including, without limitation, any outstanding Options shall cease to be exercisable on the later of ninety (90) days after termination of your employment and the date of such breach.

7.    Miscellaneous.

            (a) Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

            (b) Entire Agreement/Amendment. This Agreement, including the exhibits hereto, contains the entire understanding between you and the Company with respect to your employment by the Company from and after the Effective Date and supersedes any prior agreements between the Company and you with respect thereto. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company. The severance amounts payable under Section 5(c) of this Agreement are in lieu of severance or similar payments under any plan or program of the Company or its affiliates and you shall not be entitled to any other such severance while you are entitled to severance under Section 5(c), provided that in lieu of the amounts due hereunder, to the extent applicable, you shall be entitled to amounts under any Change of Control type agreement. In the event of any inconsistency between any provision of this

                  Agreement and any provision of any Exhibit attached hereto or between any provision of any Exhibit attached hereto and any other Exhibit, the provision more favorable to you shall govern, provided that the foregoing shall not prevail over any provisions of the Option Plan or other stockholder approved plan that does not permit variance by its terms or only permits variance by plan amendment.

            (c) Waivers. No waiver by any person of any breach of any provision of this Letter Agreement, including any Exhibit attached hereto, shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time. To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived. Notwithstanding the foregoing, in the event you do not assert a Good Reason event within one hundred and twenty (120) days after first learning of the occurrence thereof, it shall be deemed waived.

            (d) Assignment. Your rights and obligations under this Agreement are not assignable by you, except as provided by will or operation of law or in accordance with this Section 7(d) or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company or any affiliate. The Company's rights and obligations under this Agreement are not assignable by the Company except to any successor to the Company or an acquirer of all or substantially all of the assets of the Company; provided such successor or acquirer agrees to assume the Company's obligations under this Agreement either by contract or operation of law (the "Successors and Assigns"). You shall be entitled, to the extent permitted under applicable law or under any applicable plan, program, policy, grant or agreement of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, references to you in this Letter Agreement, including any Exhibit attached hereto, shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

            (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

            (f) Conflict and Representation. You represent that you are not subject to any limitations that would be violated by you entering into this Agreement or performance of your obligations hereunder or interfere with, or limit, your ability to perform your duties hereunder.

            (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement, including any Exhibit attached hereto, other than with regard to Section 6 hereof (provided that if no injunctive or equitable relief is being sought in connection with such dispute or controversy (whether or not granted or rejected), issues under Section 6 shall be governed by this Section 7(g)), shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator, who shall be an attorney, experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrator shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company and you shall be liable for your own expenses, including attorneys' fees.

            (h) Notices. Any notice, consent, demand, request, or other communication given in connection with this Letter Agreement shall be in writing and shall be deemed to have been given, provided that written acknowledgment of receipt is obtained,
                  (a) when delivered personally or (b) give days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such person or entity (or to such other address as shall have specified by ten (10) days' written advance notice given in accordance with this Section 7(h):

                  If to the Company:     511 Fifth Avenue
                                         New York, New York 10017

                  If to you:             The address of your principal
                                         residence as it appears in the
                                         Company's records.

            (i) Withholding. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (j) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

            (k) Documentation. This Agreement is subject to you providing upon commencement of employment the required evidence of your legal right to work in the United States.

            (l) Authority. The Company represents and warrants that this Letter Agreement has been authorized by all necessary corporate action and the person executing it has the authority to do so.

If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.

                           OVERSEAS SHIPHOLDING GROUP, INC.


                           By: /s/ Robert N. Cowen
                               --------------------------------------
                               Robert N. Cowen
                               Senior Vice President and Chief Operating Officer

Agreed & Accepted:


/s/ Morten Arntzen
---------------------------

Exhibit A

            CAUSE. For purposes of this Agreement, Cause means: (i) your willful misconduct of a material (but determined without regard to the size of the Company) nature, either (A) involving the Company or its assets, business or employees or in the performance of your duties, or (B) which is materially injurious to the Company economically or to the Company's reputation as determined in good faith by the Board; (ii) your conviction for (or pleading guilty or nolo contendre to) (A) a felony, (B) any other crime involving any financial or moral impropriety or turpitude, or (C) any other crime which, in the good faith determination of a majority of the Board would materially interfere with your ability to perform your services to the Company or otherwise be materially injurious to the Company economically or to the Company's reputation (provided that for purposes of this subpart (ii), a felony or crime shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, "U.S. law") and any action or inaction which takes place outside of the United States, if it would be a felony or crime under U.S. law); (iii) your continued and substantial failure to perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury or that of any member of your immediate family, provided that in a situation relating to a member of your immediate family you have consulted with the Chairman of the Board and have in good faith made a mutually satisfactory agreement for coverage of your responsibilities and further provided that any temporary adjustments in authority, duties or responsibility made by the Company in connection therewith shall not be Good Reason), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (iv) your breach of any material provisions of Section 1 (other than performance efforts issues) or Section 6 of this Agreement, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (v) your failure to attempt in good faith to promptly follow a written direction of the Board which direction indicates that failure to do so shall be grounds for termination, provided that the failure will not be considered "Cause" if you, in good faith, believe that such direction, or implementation thereof, is illegal and you promptly so notify the Chairman of the Board in writing. No act or failure to act by you shall be deemed to be "willful" if you believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company. The Board shall not terminate you for Cause without giving you at least ten (10) days' prior written notice of its consideration of such termination and the opportunity to appear, in person or by telephone, before the Board. Upon giving you such notice of its intent, the Board may suspend you for up to twenty
            (20) days from your position pending such determination without it being treated either as a breach of this Agreement or Good Reason.

            TERMINATION WITHOUT CAUSE. For purposes of this Agreement, Termination without Cause shall mean termination of your employment by the Company other than for Cause or Disability.

            GOOD REASON. For purposes of this Agreement, Good Reason means any of the following events without your prior written consent that is not cured by the Company within thirty (30) days of written notice given to the Company, (provided that if you are removed as CEO, President or as a member of the Board, the Company shall not have an opportunity to cure): (i) any material diminution in your position, duties, responsibilities or authority, or the assignment to you of duties and responsibilities materially inconsistent with your position, except in connection with your termination for Cause or as a result of your death, or temporarily as a result of your incapacity or other absence for an extended period; (ii) a reduction in your annual Base Salary; (iii) a relocation of your principal business location to an area which is both outside of Manhattan, New York City, New York and outside of a fifty (50) mile radius from your current principal residence; (iv) failure by the Board to elect or re-elect you as a member of the Board or as CEO or President or your removal from any such position, in all cases if such failure or removal is not for Cause; (v) any material breach by the Company of any material provision of this Agreement; or (vi) the failure of an acquiror of all or substantially all of the assets or business of the Company to assume the Company's obligations under this Agreement.

            Notwithstanding the foregoing, with regard to provisions that become applicable upon a Change of Control as defined in the Change of Control Agreement (attached as Exhibit D), the foregoing definitions of Cause and Good Reason shall not apply and the definitions of Cause and Good Reason set forth in the Change of Control Agreement shall be substituted therefor as applicable.

                                    EXHIBIT B
                             STOCK OPTION AGREEMENT
                                 PURSUANT TO THE
                        OVERSEAS SHIPHOLDING GROUP, INC.
                                STOCK OPTION PLAN

            AGREEMENT, dated as of January 19, 2004 (the "Grant Date") by and between Overseas Shipholding Group, Inc. (the "Company") and Morten Arntzen (the "Participant").

                              Preliminary Statement

The Board of Directors of the Company, pursuant to the Overseas Shipholding Group, Inc. 1998 Stock Option (the "Plan"), has authorized this grant of an option (the "Option") to purchase the number of shares of the Company's common stock, par value $1.00 per share (the "Common Stock") set forth below to the Participant, as an Eligible Employee of the Company, its parent or a Subsidiary (collectively, the Company, its parent and all such Subsidiaries of the Company shall be referred to as the "Employer"). The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

            Accordingly, the parties hereto agree as follows:

            1. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, as of the Grant Date, the Participant is hereby granted an Option to purchase from the Company non-qualified stock options to purchase 100,000 shares of Common Stock (the "NQSOs"), which are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The NQSOs shall be referred to herein as the "Option". The price per share of such NQSOs shall be equal to $35.70, which is the Fair Market Value of the Company's Common Stock on the Grant Date.

            2. Exercise.

            (a) Except as set forth in Section 2(b) below or Section 3(c) below, the Option is exercisable in installments as provided below, which shall be cumulative. The following table indicates each date (the "Vesting Date") upon which the Participant shall be entitled to exercise the Option with respect to the number of shares granted as indicated beside that date, provided that the Participant has not incurred a Termination of

            Employment prior to such date:

            -----------------------------------------
            Vesting Date              Number of NQSOs
            -----------------------------------------
            January 18, 2005          33,334
            -----------------------------------------
            January 18, 2006          33,333
            -----------------------------------------
            January 18, 2007          33,333
            ------------------ ----------------------

            There shall be no proportionate or partial vesting in the periods between the Vesting Dates and, except as provided in Section 2(b) below or in
Section 3(c) below, all vesting shall occur only on the aforementioned Vesting Dates.

            To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock granted as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein in accordance with Section 6.3(d) of the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be promulgated by the Committee, the payment (or arrangement for payment satisfactory to the Committee) in full of the Option Price multiplied by the number of shares of Common Stock so exercised, and in accordance with applicable tax and other laws.

            (b) Upon the occurrence of a Change of Control, if an Alternative Option (as defined in the Plan) is not provided as described in Section 8.1(b) of the Plan, the Option shall immediately become exercisable with respect to all shares of Common Stock subject thereto. If an Alternative Option is provided to the Participant in accordance with Section 8.1(b) of the Plan, the term "Option" shall also include any Alternative Option. Notwithstanding the provisions of
Article VIII of the Plan (concerning Change of Control Provisions), upon the Participant's Termination of Employment without Cause or for Good Reason (as such terms are defined in the Change of Control Agreement between the Participant and the Company, dated as of January 19, 2004 (the "Change of Control Agreement")) at any time during the two-year period following a Change of Control or in the case of Participant's Anticipatory Termination (as defined in Participant's Change of Control Agreement) within one hundred and twenty
(120) days prior to a Change of Control, the Option shall immediately become exercisable with respect to all shares of Common Stock subject thereto. The definition of Change of Control in the Plan shall not apply to the Option and instead the definition of Change of Control set forth in Participant's Change of Control Agreement shall be substituted for such definition and shall apply to the Option for all purposes.

            (c) Notwithstanding any other provision to the contrary, to the extent this Option is not vested upon the Participant's Termination of Employment, the unvested portion of the Option shall, upon such Termination of Employment, be non-exercisable and shall be canceled. Notwithstanding the foregoing, in the event of an Anticipatory Termination, any unvested Option that would otherwise be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within one hundred twenty (120) days thereafter, but during such determination period no unvested Option shall vest or be exercisable and no other unvested Option shall vest.

            3. Termination.

            Except as otherwise provided in this Section or in the Plan, the Option shall expire on the tenth (10th) anniversary of the date of grant of the Option; provided, however that, to the extent vested at the time of a Participant's Termination of Employment (including pursuant to Section 2(b) above or Section 3(c) below), the Option shall expire as follows:

            (a) In the event of the Participant's Termination of Employment by reason of death or Disability (as defined in the Employment Letter Agreement between the Company and the Participant, dated as of January 19, 2004 (the "Letter Agreement")), the Option shall expire on the earlier of (x) one (1) year from the date of such death or Disability or (y) the stated term of the Option pursuant to this Section 3.

            (b) In the event of the Participant's Termination of Employment by reason of Retirement, the Option shall expire on the earlier of (x) one (1) year from the date of such Retirement or (y) the stated term of the Option pursuant to this Section 3; provided, however, that, if the Participant dies within such one (1) year exercise period, any unexercised Stock Option held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of such death, but not beyond the stated term of the Option pursuant to this
Section 3.

            (c) In the event of Participant's Termination of Employment without Cause or for Good Reason (as such terms are defined in Exhibit A to the Letter Agreement) prior to January 19, 2007 in a situation not covered by 2(b) above, subject to the Participant's execution of, and non-revocation of, the waiver and general release in accordance with the terms of the Letter Agreement (and Exhibit E thereto), vesting on the next vesting tranche of the Option shall accelerate and be deemed to have vested as of the Termination of Employment, and the vested Option shall expire upon the earlier of (x) one (1) year from the date of such termination of employment or (y) the stated term of the Option pursuant to this Section 3; provided, however, that no portion of the Option that vests upon such Termination of Employment may be exercised by the Participant prior to the delivery of the waiver and general release and the expiration of the revocation period with regard thereto.

            (d) In any of the cases set forth in 2(b) above, the Option shall expire on the earlier of (x) ninety (90) days from the later of the date of such Termination of Employment or the Change of Control, or (y) the stated term of the Option pursuant to this Section 3.

            (e) In the event of the Participant's voluntary Termination of Employment (except as provided in Section 3(c) or (d) above or (f) below), the Option shall expire on the earlier of (x) thirty (30) days from the date of such termination or (y) the stated term of the Option pursuant to this Section 3.

            (f) In the event of the Participant's Termination of Employment (i) for Cause (as defined in the Letter Agreement without regard to whether it occurs before or after January 19, 2007) or (ii) which is a voluntary Termination within ninety (90) days after an event that would be grounds for a Termination of Employment for Cause, the Participant's entire Option (whether or not vested) shall be forfeited and canceled in its entirety upon such Termination of Employment.

            (g) In the event of the Participant's material breach of Section 6 of the Letter Agreement (provided that if the Participant is then employed by the Company, only if such breach would also be Cause (as defined in the Letter Agreement whether before or after January 19, 2007)), the Option shall expire on the earlier of (x) the later of ninety (90) days after the date of the Participant's Termination of Employment and the date of such breach, or (y) the stated term of the Option pursuant to this Section 3.

            Termination of Employment shall have the meaning set forth in the Plan.

            4. Restriction on Transfer of Option. The Option granted hereby is not transferable other than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

            5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by the Option unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

            6. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

            7. Authorized Shares. The Company represents and warrants that the shares of Common Stock underlying the Option are available for issuance under the Plan and have been reserved.

            8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

            If to the Company, to:

            Overseas Shipholding Group, Inc.
            511 Fifth Avenue
            New York, New York 10017
            Attn: Mr. Robert Cowen

            If to the Participant, to:

            Morten Arntzen
            At his address last recorded
            on the books of the Company.

      9. No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer's right to terminate or modify the Participant's employment or compensation.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         OVERSEAS SHIPHOLDING GROUP, INC.


                                         By:___________________________________
                                         Authorized Officer


                                         ______________________________________
                                         Participant
                                         Social Security No.:__________________

                                    EXHIBIT C

                        OVERSEAS SHIPHOLDING GROUP, INC.
                           RESTRICTED STOCK AGREEMENT

                                                     January 19, 2004

Dear Mr. Arntzen:

      I am pleased to advise you that the Compensation Committee of the Board of Directors of the Overseas Shipholding Group, Inc. (the "Company") granted to you as an inducement to join the Company on the date set forth above (the "Grant Date") 50,000 shares of the validly issued common stock of the Company, $1.00 par value per share (the "Shares") subject to the terms and conditions of this letter. The purchase price for the Shares is zero. The Shares are subject to certain vesting restrictions relating to the passage of time as an employee of the Company. While such restrictions are in effect (the "Restriction Period"), the Shares subject to such restrictions are referred to herein as "Restricted Stock." The Restriction Period shall end for Shares of Restricted Stock on the date such Shares become vested hereunder. Shares of common stock to be issued pursuant to this Agreement shall be made available only from issued Shares of common stock reacquired by the Company and held in treasury. The Company represents that, as of the Grant Date, it had enough treasury Shares to satisfy this award and that it reserved enough treasury Shares to satisfy this award.

      1. Vesting. The Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to paragraph 8 of this letter) in four installments as follows: 25% on the day before each of the first, second, third and fourth anniversaries of the Grant Date such that the Restricted Stock shall be fully vested on the day before the fourth anniversary of the Grant Date, provided that you remain continuously employed by the Company through the applicable vesting date. Notwithstanding the foregoing, (a) if the Company terminates your employment without Cause or you terminate your employment for Good Reason (as such terms are defined in Exhibit A to the employment letter agreement dated as of January 19, 2004 between you and the Company (the "Letter Agreement")) prior to January 19, 2007, the Restricted Stock scheduled to vest on the next vesting date will, subject to your execution of, and non-revocation of, the waiver and general release in accordance with the terms of the Letter Agreement (and Exhibit E thereto), become vested and cease to be Restricted Stock (but will remain subject to paragraph 8 of this letter), and (b) upon your termination of employment without Cause or for Good Reason (as such terms are defined in the Change of Control Agreement between you and the Company, dated as of January 19, 2004 (the "Change of Control Agreement"))at any time during the two-year period following a Change of Control (as defined in the Change of Control Agreement) or, subject to the last sentence of Section 3 hereof, in the case of your Anticipatory Termination (as defined in the Change of Control Agreement) within one hundred twenty (120) days prior to a Change of Control, all of the Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to paragraph 8 of this letter).

      2. Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise encumber or dispose of the Shares that are Restricted Stock, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of such shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent. The provisions of this
Section 2 shall cease to apply to Shares of Restricted Stock on the date such Shares become vested hereunder.

      3. Forfeiture. Except as expressly provided in paragraph 1 with respect to
(i) your termination without Cause or for Good Reason (as defined in the Letter Agreement) prior to January 19, 2007, (ii) your termination of employment without Cause or for Good Reason (as defined in the Change of Control Agreement) following a Change of Control, or (iii) your possible Anticipatory Termination prior to a Change of Control, if your employment is terminated for any reason during the relevant Restriction Period, including, without limitation, death, Disability (as defined in Letter Agreement, in which event you shall be determined to have terminated employment at the time specified in Section 5(b) of the Letter Agreement), retirement, resignation without Good Reason (as defined in the Letter Agreement) or for Cause (as defined in the Letter Agreement), you will forfeit to the Company, without compensation, any and all Restricted Stock that is unvested as of the date of termination of your employment. In the event of an Anticipatory Termination, any Shares of Restricted Stock that would otherwise be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within one hundred twenty (120) days thereafter, but during such determination period no unvested Shares of Restricted Stock shall vest and any dividends that are payable on unvested Shares shall not be paid unless and until a Change of Control takes place within the prescribed one hundred twenty (120) day period.

      4. Rights as a Holder of Restricted Stock. From and after the Grant Date, you will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to holders of Shares of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise or benefit from all other rights, powers and privileges of a holder of Shares with respect to the Restricted Stock, with the exceptions that (i) you will not be entitled to delivery of the stock certificate or certificates representing the Shares of Restricted Stock until the Shares of Restricted Stock have vested;
(ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other cash or property ("RS Property") issued in respect of the Restricted Stock, including cash or stock dividends and other non-cash dividends (other than regular cash dividends which will be paid to you) during the applicable Restriction Period;
(iii) no RS Property will bear interest or be segregated in separate accounts during the applicable Restriction Period, except that any cash of more than $1,000 shall bear interest until paid at the one year Treasury Note rate in effect on the date it is put in escrow; and (iv) you may not transfer the Restricted Stock during the applicable Restriction Period.

      5. Adjustments. In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Stock shall, subject to Section 4 above, receive the same consideration or distributions as other shares of Common Stock or be adjusted on the same basis as other shares of Common Stock. Any consideration or distributions payable or deliverable with respect to the Restricted Stock shall be held by the Company on your behalf and shall be delivered to you at the time the related Shares of Restricted Stock would have vested hereunder.

      6. Taxes; Section 83(b) Election. You acknowledge, subject to the last sentence of this paragraph, that (i) no later than the date on which any Restricted Stock shall have become vested, you will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of shares of Common Stock sufficient to cover applicable withholding taxes; and (iii) in the event that you do not satisfy (i) above on a timely basis, the Company may, but shall not be required to (and shall not to the extent it would violate the Sarbanes-Oxley Act), pay such required withholding and treat such amount as a demand loan to you at the maximum rate permitted by law, with such loan, at the Company's sole discretion and provided the Company so notifies you within thirty (30) days of the making of the loan, secured by the Shares and any failure by you to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Shares. The Company may hold as security any certificates representing any Shares and, upon demand of the Company, you shall deliver to the Company any certificates in your possession representing Shares together with a stock power duly endorsed in blank. You also acknowledge that it is your sole responsibility, and not the Company's, to file timely and properly any election under Section 83(b) of the Internal Revenue Code and any corresponding provisions of state tax laws, if you wish to utilize such election.

      7. Legends. All certificates representing the Restricted Stock shall have endorsed thereon the following legends:

      a) "THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING A VESTING SCHEDULE AND FORFEITURE PROVISION AND RESTRICTIONS AGAINST TRANSFER) OF AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE OVERSEAS SHIPHOLDING GROUP, INC. (THE "COMPANY") DATED AS OF THE 19th DAY OF JANUARY, 2004. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

      b) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

      c) Any legend required to be placed thereon by applicable blue sky laws or other law of any state or securities law.

      d) When Restricted Stock vests, the certification for such vested Shares will be delivered to you with only such legends as may be required by law or in the Company's good faith implementation of legal requirements. When such legends are no longer required, upon your written request, the Company shall cause any such legends to be removed.

      Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting.

      8. Securities Representations. The Shares are being issued to you in reliance upon the following express representations and warranties: (i) the Shares are being acquired for your own account and not with a view to, or for sale with, the distribution thereof, nor with any present intention of distributing or selling any such Shares; (ii) you have been advised that you may be an "affiliate" within the meaning of Rule 144 under the Securities Act of 1933 (the "Act") and in this connection the Company is relying in part your representations set forth in this paragraph; (iii) if you are an affiliate, the Shares must be held and sold only pursuant to any available exemption from any applicable resale restrictions or until the Company files a registration statement (or a "re-offer prospectus") with regard to such Shares and the Company is under no obligation to register the Shares (or to file a "re-offer prospectus") except as provided in the Letter Agreement; (iv) the transfer of Shares has not been registered under the Act, and the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Company is under no obligation to register the Shares except as provided in the Letter Agreement; and (v) if you are an affiliate, you understand that the exemption from registration under Rule 144 will not be available unless (x) a public trading market then exists for the Shares of the Company; (y) adequate information concerning the Company is then available to the public; and (z) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

      9. Not an Employment Agreement. The issuance of the Shares hereunder does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which Restricted Stock is outstanding.

      10. Attorney-in-Fact Status. The Company, its successors and assigns, is hereby appointed your attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this letter and taking any action and executing any instruments which such attorney-in- fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Upon the Board of Director's request, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock, solely to enable the Company to retire or cancel the Shares upon forfeiture in accordance with this Agreement.

      11. Uncertificated Shares. Notwithstanding anything else herein, the Compensation Committee may, in its sole and absolute discretion and in accordance with Section 158 of the Delaware General Corporation Law, issue the Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on your behalf. If thereafter, certificates are issued with respect to the uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

      12. Miscellaneous.

      (a) This Agreement share inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, any subsidiary or any division of the Company or subsidiary by which you are employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, you may not assign this Agreement.

      (b) This award of Restricted Stock shall not affect in any way the right or power of the Board of Directors or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company or subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

      (c) You agree that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, unless otherwise specifically included in "salary" or "compensation" or "bonus" for purposes of such plan.

      (d) No amendment, modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

      (e) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

      (f) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

      (g) The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

      (h) The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

      (i) All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same. Notices to the Company shall be addressed to its principal office, attention of the General Counsel and notices to you shall be addressed to the address set forth below your name at the end of this Agreement.

      (j) By executing this Agreement, the award of Restricted Stock and the terms and conditions described herein shall be accepted by you.

      (k) This Agreement shall be governed, interpreted and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of New York (regardless of the law that might otherwise govern under applicable principles of conflict laws)

                             *         *       *

      Please sign a copy of this letter acknowledging and accepting the terms and conditions of the grant and return it to Mr. Robert Cowen at Overseas Shipholding Group, Inc., 511 Fifth Avenue, New York, New York 10017 as soon as possible. If you have any questions in connection with the grant, feel free to call Mr. Cowen at _____________.

OVERSEAS SHIPHOLDING GROUP, INC.


By:_______________________________
       Robert N. Cowen
Title: Senior Vice President and Chief Operating Officer


____________________________________       _________________________
Morten Arntzen                                                 Date

Address: 1018 Weed Street
         New Canaan, Connecticut 06840

                                    EXHIBIT D

                                    AGREEMENT

            Agreement made as of the 19th day of January, 2004, by and between Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 511 Fifth Avenue, New York, New York 10017 (the "Company") and Morten Arntzen (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

      WHEREAS, the Company also recognizes that the possibility of a Change of Control of the Company (as defined in Section 1 hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company; and

      WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change of Control of the Company.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. A Change of Control shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any "Subsidiary," any employee benefit plan sponsored or maintained by the Company, or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; (ii) there is a merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions or a liquidation of the Company, (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity in approximately the same proportion as they had in the Company immediately prior to the Transaction; or (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board. Only one (1) Change of Control may occur under this Agreement.

      2. Term. This Agreement shall commence on the date hereof and shall expire on the earliest of (i) three (3) years from the date hereof, subject to the right of the Board of Directors of the Company (the "Board") and the Executive to extend it, provided that if a Change of Control takes place prior to three
(3) years from the date hereof, the duration of this Agreement under this subpart (i) shall be until two (2) years after the Change of Control whether such two (2) year period ends before or after the end of such three (3) year period; (ii) the date of the death of the Executive or retirement or other termination of the Executive's employment (voluntarily or involuntarily) with the Company prior to a Change of Control other than as a result of a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) that is an Anticipatory Termination (as defined below); or (iii) one hundred twenty (120) days after an Anticipatory Termination by the Company without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such and related purposes (including but not limited to under Section 5 hereof) until all of the Company's obligations hereunder are fulfilled. Further, provided that a Change of Control has taken place prior to the termination of this Agreement, the provisions of Sections 10 hereof shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive's employment or any breach or repudiation or alleged breach or repudiation by the Company or the Executive of this Agreement or any one or more of its terms.

      3. Termination Following Change of Control. If, and only if, a Change of Control occurs and the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time within two (2) years after the Change of Control or there was an Anticipatory Termination and the Change of Control has taken place within one hundred twenty
(120) days thereafter, the Executive shall be entitled to the amounts provided in Section 4 upon such termination. In the event of an Anticipatory Termination, if any equity grants would vest on a Change of Control after an Anticipatory Termination, any equity grants that otherwise would be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within one hundred twenty (120) days thereafter, but during such determination period no unvested option shall vest or be exercisable, no other unvested equity grant shall vest and no dividends shall be payable unless and until the Change of Control takes place during the prescribed period.

      The foregoing terms shall have the following meaning:

            (i) Termination for Good Reason. For purposes of this Agreement, termination for Good Reason shall mean a termination by the Executive effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent which event is not cured within ten (10) days after written notice thereof from the Executive to the Company: (A) any material diminution in the Executive's position, duties, responsibilities or authority, or the assignment to the Executive of duties and responsibilities materially inconsistent with his position, except in connection with the Executive's termination for Cause or as a result of death, or temporarily as a result of the Executive's incapacity or other absence for an extended period; (B) a reduction in the Executive's annual base salary; (C) a relocation of the Company's principal business location to an area which is both outside of Manhattan, New York City, New York and outside of a fifty (50) mile radius from the Executive's current principal residence; (D) failure by the Board to elect or re-elect the Executive as a member of the Board or as Chief Executive Officer or President or the Executive's removal from any such position, in all cases if such failure or removal is not for Cause; or (E) any material breach by the Company of any material provision of the Executive's employment letter agreement with the Company, dated as of January 19, 2004 or of Section 11 of this Agreement.

            (ii) Cause. As used herein, the term "Cause" shall mean: (A) the Executive's willful misconduct involving the Company or its assets, business or employees or in the performance of his duties which is materially injurious to the Company; (B) the Executive's conviction of (or pleading guilty or nolo contendre to) a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, "U.S. law") and any action or inaction which takes place outside of the United States, if it would be a felony under U.S.
law); (C) the Executive's continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from his incapacity due to physical or mental illness or injury or that of any member of the Executive's immediate family (provided that in a situation relating to a member of the Executive's immediate family he has consulted with the Chairman of the Board and has in good faith made a mutually satisfactory agreement for coverage of his responsibilities and further provided that any temporary adjustments in authority, duties or responsibility made by the Company in connection therewith shall not be Good Reason)), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (D) the Executive's breach of any material provisions of any agreement with the Company, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company (provided that in the case of a breach of the Executive's employment letter agreement, dated as of January 19, 2004, clause (iv) of the definition of Cause therein shall apply); or (E) the Executive's failure to attempt in good faith to promptly follow a written direction of the Board which direction indicates that failure to do so shall be grounds for termination, provided that the failure shall not be considered "Cause" if the Executive, in good faith, believes that such direction, or implementation thereof, is illegal and he promptly so notifies the Chairman of the Board in writing. No act or failure to act by the Executive shall be deemed to be "willful" if he believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

            (iii) A Termination without Cause. As used herein, the term Termination without Cause shall mean a Termination by the Company other than for a termination for Cause or due to Disability.

            (iv) Disability. As used herein, Disability shall mean the Executive's failure to have performed his material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.

            (v) Anticipatory Termination. As used herein, the term Anticipatory Termination means a Termination without Cause or for Good Reason that occurs after a tender offer is announced for the Company or after material discussions have occurred with a possible acquiror with regard to a Transaction.

      4. Compensation on Change of Control Termination. If, pursuant to Section 3, the Executive is entitled to amounts and benefits under this Section 4, the Company shall, subject to Section 8, pay and provide to Executive: (A) in a lump sum within ten (10) days after such termination (or, if such termination occurred prior to a Change of Control, within ten (ten) days after the Change of Control) (i) three (3) times the sum of Executive's (x) highest rate of annual base salary plus (y) target annual incentive compensation (and, to the extent such target, annual incentive compensation has not been established, it shall be deemed to be fifty percent (50%) of the Executive's annual base salary), in each case in effect within one hundred eighty (180) days prior to, or at any time after, the Change of Control (the "One Year Amount"), (ii) subject to submission of documentation, any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and
(iii) any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company's policies applicable to the Executive but not yet paid; (B) any other amounts or benefits due under the then applicable employee benefit (including without limitation any Supplemental Executive Retirement Plan), equity or incentive plans of the Company applicable to the Executive as shall be determined and paid in accordance with such plans;
(C) three (3) years of additional service and compensation credit at the One Year Amount for pension purposes, and an increase in his age by three (3) years for purposes of calculating any early retirement subsidy or actuarial reduction, under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company applicable to Executive, measured from the date of termination of employment and not credited to the extent that the Executive is otherwise entitled to such credit during such three (3) year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension plan or arrangement if any then exists that is not purely an excess plan within the meaning of 4 U.S.C. ss. 114(b)(1)(I)(ii), or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering the Executive); (D) continued coverage under the Company health plans in which the Executive participates (whether as an active or former employee) immediately prior to the Change of Control or equivalent plans thereto (the "Health Plans") for the Executive (except in the case of the Executive's death) and the Executive's dependents for three (3) years from the date of termination of the Executive's employment, provided that premiums for such coverage shall be paid by the Executive on the same basis as prior to the Change of Control; and further provided that such coverage shall cease to the extent that the providing of such coverage would violate applicable law or result in other participants being taxed on the benefits under such Health Plan or, alternatively, equivalent coverage (on a tax grossed up basis, to the extent the amount taxable to the Executive is greater than the amount taxable to him if he was an employee and participated in the Health Plans; and (E) continued coverage under the Company life insurance plan in which the Executive participates (at the same cost as for active employees of equivalent age) at a benefit level equal to the higher of the level in effect immediately prior to the Change of Control or immediately prior to the Executive's termination or, alternatively, equivalent coverage (on a tax grossed up basis, to the extent the amount taxable to the Executive is greater than the amount taxable to him if he was an employee and participated in the Company's life insurance plan) for three (3) years from the date of termination of the Executive's employment.

      5. Excise Tax.

      (a). In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of a Change of Control (collectively the "Company Payments"), and if such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Executive to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. The Executive may elect which payments and benefits shall be reduced to accomplish the foregoing, but, if the Executive does not make such an election, cash payments shall be reduced first.

      (b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Company Payments (in whole or in part) either do not constitute "parachute payments," including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1 Q/A33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive, at the request of the Executive.

      (c) For purposes of making the calculation hereunder, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

      (d) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

      (e) The Company shall be responsible for all charges of the Accountants.

      (f) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

      6. Notice of Termination. After a Change of Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. Further, a Notice of Termination for Cause after a Change of Control is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination and which the Executive had the right to attend and speak finding that, in the good faith opinion of the Board, the

Executive has engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

      7. Date of Termination. "Date of termination," with respect to any purported termination of the Executive's employment after a Change of Control, shall mean the date specified in the Notice of Termination and, in the case of a termination by the Executive for Good Reason, shall not be less than five (5) days nor more than sixty (60) days, from the date such Notice of Termination is given). In the event a Notice of Termination is given by the Company, the Executive may treat such notice as having a date of termination at any date between the date of receipt of such notice and the date of termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the date of termination if he deems it to have occurred prior to the date of termination indicated in the Notice of Termination.

      8. No Duty to Mitigate/Set-off. The Company agrees that if the Executive's employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between the Executive and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive. The amounts due under Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company, including, without limitation, under the Executive's employment letter agreement dated as of January 19, 2004, and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

      9. Service with Subsidiaries. For purposes of this Agreement, employment by a subsidiary or a parent of the Company shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company. A Change of Control, however, as used in this Agreement, shall refer only to a Change of Control of the Company.

      10. Confidentiality; No Resignation.

      (a) Without implication as to any other provisions of the employment letter agreement, dated as of January 19, 2004, Section 6 of the employment letter agreement concerning confidentiality, non-competition and non-solicitation (other than Section 6(m) thereof) shall continue to apply following the Change of Control of the Company.

      (b) In consideration of this Agreement, the Executive agrees that he will not resign from the Company without Good Reason for at least one hundred eighty
(180) days from the date hereof, except the foregoing shall not apply after a Change of Control.

      (c) In consideration of this Agreement, the Executive agrees that, if he is terminated from employment or if he terminates employment, within ninety (90) days following a Change of Control, he will, following a Change of Control and conditioned on timely payment of amounts due him hereunder, if requested by the Company consult in a senior advisory capacity to assist in the orderly transition to new management for a period of ninety (90) days following a Change of Control.

      (d) The Company shall continue to cover the Executive, or cause the Executive to be covered, under any director and officer insurance maintained after the Change of Control for directors and officers of the Company (whether by the Company or another entity) at the highest level so maintained for any other past or active director or officer with regard to any action or omission of the Executive while an officer or director of the Company. Such coverage shall continue for any period during which the Executive may have any liability for the aforesaid actions or omissions.

      (e) Following a Change of Control, the Company shall indemnify the Executive to the fullest extent permitted by law against any claims, suits, judgments, expenses (including reasonable attorney fees), with advancement of legal fees and disbursements to the fullest extent permitted by law, arising from, out of, or in connection with the Executive's services as an officer or director of the Company, as an officer or director of any affiliate for which the Executive was required to serve as such by the Company or as a fiduciary of any benefit plan of the Company or any affiliate.

      11. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive.

      12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

      13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, or as follows:

      If to the Company, to:

      Overseas Shipholding Group, Inc.
      511 Fifth Avenue
      New York, New York  10017
      Attention: Chairman

      If to the Executive, to his shown address on the books of the Company.

      Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

      15. Separability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

      16. Legal Fees. In the event the Company does not make the payments due hereunder on a timely basis and the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the Company shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur (on a tax grossed up basis, to the extent such amounts are taxable to the Executive). The Company shall pay to the Executive interest at the prime lending rate (as announced from time to time by Citibank, N.A.) on all or any part of any amount to be paid to Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

      17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitration Association and the arbitrator.

      18. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein (except Section 8) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Company or statutory entitlements, provided, that to the extent such amounts are paid under Section 4 hereof or otherwise, they shall not be due under any such program, plan, agreement, or statute. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

      19 Not an Agreement of Employment. This is not an agreement assuring employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive's employment at any time with or without cause, subject to the payment provisions hereof, if any, that are applicable. The Executive acknowledges that he is aware that he shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company.

      20. Independent Representation. The Executive acknowledges that he has been advised by the Company to have the Agreement reviewed by independent counsel and has been given the opportunity to do so.

      21. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.


By:  _________________________________
Name: Robert N. Cowen
Title: Senior Vice President and Chief Operating Officer

EXECUTIVE


______________________________________
Morton Arntzen

                                    EXHIBIT E

                           WAIVER AND GENERAL RELEASE

      1. I agree and acknowledge that the payments and other benefits provided pursuant to Section 5(c) of the Letter Agreement ("Agreement"), dated as of January 19, 2004: (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company (other than my rights to indemnification and directors' and officers' liability insurance or as otherwise set forth herein); and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

      2. (a) In consideration for the payments and benefits to be provided to me pursuant to the Agreement, I forever release and discharge the Company from any and all claims of any kind whatsoever through the date hereof, whether known or unknown. This includes claims that are not specified in this Agreement, claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers' Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys' fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this release does not apply are (i) the rights of indemnification and directors' and officers' liability insurance coverage to which I was entitled pursuant to the Agreement, under applicable law or pursuant to the Company's corporate documents; (ii) my rights under Sections 5(c) and 6(k) of the Agreement (and Sections 7(d) and 7(g) of the Agreement as they apply thereto), including but not limited to severance payments; and (iii) rights under any tax-qualified pension plan, claims for accrued vested benefits or welfare benefits (other than severance related benefits) under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA or any rights with respect to vested equity grants, whether pursuant to equity plans and/or grants or pursuant to the Agreement or any other agreement with the Company.

      (b) This release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This release is for the benefit of (i) the Company, (ii) any of its affiliates (as defined in the Agreement), (iii) any director, officer, employee, or agent of the Company or of any of its affiliates (but as to any such director, officer, employee or agent of the Company or of any of its affiliates only in connection with, or in relationship to, his or its capacity as a director, officer, employee or agent of the Company or its affiliate, as the case may be, and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or any of its affiliates), or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or any affiliate (as defined in the Agreement) of such person, corporation or entity (but only to the extent any claims released herein relate to my employment with the Company or any of its affiliates).

      3. I acknowledge that I: (a) have carefully read in their entirety the Agreement and this Waiver and General Release; (b) have had an opportunity to consider fully for at least twenty-one (21) days the terms of the Agreement and this Waiver and General Release; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Agreement and this Waiver and General Release; (d) fully understand the significance of all of the terms and conditions of the Agreement and this Waiver and General Release, and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement and this Waiver and General Release; and (f) am signing this Waiver and General Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Agreement.

      I understand that I will have until the later of (i) ninety (90) days after termination of my employment and twenty one (21) days from the date of receipt of this Waiver and General Release to consider the terms and conditions herein. I may accept this Waiver and General Release by executing it and returning it to the Company's Chief Legal Officer. After executing this Waiver and General Release and returning it to the Chief Legal Officer, I shall have seven (7) days (the "Revocation Period") to revoke this

Waiver and General Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Waiver and General Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I revoke the Waiver and General Release during the Revocation Period, Section 5(c) of the Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits, shall be deemed automatically null and void, provided that failing to execute this release or revoking it in accordance herewith will not affect my rights to Accrued Amounts (as defined in the Agreement) or any other rights, benefits or entitlements that I may have under any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any affiliate.

Morten Arntzen
       Date:_______________________


Signature:________________________
       Morten Arntzen

STATE OF NEW YORK      )
                       ) ss:
COUNTY OF ___________  )

On this __ day of ________ _____, before me personally came _______________ to be known and known to me to be the person described and who executed the foregoing Waiver and General Release, and he duly acknowledged to me that he executed the same.


____________________________
Notary Public